CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Tredegar Industries, Inc. on Form S-3 (File No. 33-57268) and on Forms S-8 (File No. 33-31047, File No. 33-50276, File No. 33-64647, File No. 33-12985 and File
No. 33-63487) of our report dated January 12, 1999, on our audits of the consolidated financial statements of Tredegar Industries, Inc. and subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, which report is included in the Annual Report on Form 10-K.

                                   /s/ PricewaterhouseCoopers LLP

January 29, 1999
Richmond, Virginia